Exhibit 28(j)(1)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 24, 2010, relating to the financial statements and financial highlights which appears in the December 31, 2009 Annual Report to Shareholders of Anchor Series Trust, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Disclosure of Portfolio Holdings Policies and Procedures” and “Independent Registered Public Accounting Firm” in such Registration Statement.
PricewaterhouseCoopers LLP
Houston, Texas
April 13, 2010